Price Waterhouse LLP



July 17, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                              Aristar, Inc.

We have read Item 4 of Aristar, Inc.'s Form 8-K/A dated July 1, 1997 and are in agreement with the statements contained in the first two paragraphs therein.

Yours very truly,

/s/ Price Waterhouse LLP
Price Waterhouse LLP